                                           FILED PURSUANT TO RULE 424 (B) (3)
                                                REGISTRATION NUMBER 333-60686


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PROSPECTUS SUPPLEMENT DATED MARCH 28, 2002
TO PROSPECTUS DATED JULY 6, 2001 OF LENDINGTREE, INC.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                        March 28, 2002 (March 28, 2002)



                                LENDINGTREE, INC.
                                -----------------
             (Exact name of registrant as specified in its charter)



        DELAWARE                                              25-1795344
        --------                                              ----------
(State or other jurisdiction              000-29215         (I.R.S. Employer
    of incorporation)            Commission File Number   Identification Number)



11115 RUSHMORE DRIVE
CHARLOTTE NC                                                        28277
-------------                                                       -----
(Address of principal executive offices)                            (Zip code)



                                 (704) 541-5351
                                 --------------
              (Registrant's telephone number, including area code)



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                                  Page 1 of 4

ITEM 5.  OTHER EVENTS


        On March 28, 2002 LendingTree, Inc. announced institutional investors acquired 2.75 million shares of LendingTree common stock from two early investors who also signed agreements not to sell additional LendingTree shares for a period of 120 days. See Exhibit 99, herein, for further details.



ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)      Financial statements of business acquired - Not Applicable
(b)      Pro forma financial information - Not Applicable
(c)      Exhibits


         99     Press Release of LendingTree, Inc. March 28, 2002.



SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 28, 2002                                By: /s/ Keith B. Hall
                                                    ---------------------
                                                    Keith B. Hall, Senior Vice
                                                    President, Chief Financial
                                                    Officer and Treasurer

                                                                      EXHIBIT 99


Contacts:Keith Hall              Brian Regan               Deborah Roth
         LendingTree             LendingTree               LendingTree
         (704) 944-8580          (704) 944-8531            (704) 944-8571
         khall@lendingtree.com   bregan@lendingtree.com    droth@lendingtree.com

             INSTITUTIONAL INVESTORS ACQUIRE 2.75 MILLION SHARES OF
                            LENDINGTREE COMMON STOCK

       CHARLOTTE, N.C., MARCH 28, 2002 - LendingTree(R), Inc. (NASDAQ: TREE), the leading online lending exchange and technology provider, confirmed reports that two of the Company's early investors independently sold portions of their holdings, totaling 2.75 million common shares, to several institutional investors. The transactions were brokered separately by Allen & Company, who acted as agent for each of the selling shareholders, which included Specialty Finance Partners, an affiliate of Capital Z Financial Services Fund II, L.P.

       The selling shareholders entered into lock-up agreements with the Company in which they generally agreed not to sell any additional shares of LendingTree stock, without the Company's consent, until at least August 9, 2002.

       Robert Spass, Partner of Capital Z, stated, "We have been extremely pleased with LendingTree's performance to date and continue to believe in the strength of the Company's business model, as evidenced by our remaining substantial investment in LendingTree." The Company confirmed that Capital Z remains its largest shareholder and continues to own more than six million common and preferred shares, representing approximately 23% of the Company's total shares.

       ABOUT LENDINGTREE, INC.
       Founded in 1996, LendingTree (NASDAQ: TREE) is the leading online lending Exchange that connects consumers, Lenders, and related service providers. The LendingTree Exchange is made up of more than 140 banks, lenders, and brokers (Lenders) and has facilitated nearly $18 billion in closed loans since inception. Millions of consumers have accessed the LendingTree Exchange though the Company's site at www.lendingtree.com and through online and offline partners. Loans available via the LendingTree Exchange include home mortgage, home equity, automobile, personal, debt consolidation, and credit cards. LendingTree is the No. 1 brand in the online lending market for consumers, with 59 percent national awareness. The LendingTree Lend-X technology has been cited as `the platform of choice'1 for online lending and has been adopted by industry leaders to power their online lending initiatives. The LendingTree RealtyServices offering connects consumers to a nationwide network of approximately 7,000 real estate professionals. The Company's services and products are specifically designed to empower consumers, Lenders, and related service providers throughout the lending process, on and offline, delivering convenience, choice, and excellent value.

         1 Resuscitating Mortgage Lending. Forrester Research, March 2001

       ABOUT CAPITAL Z
       The Capital Z Financial Services Fund II, LP (CZF II) is a $1.84 billion private equity fund that focuses exclusively on investments in the financial services industry. Since 1990, CZF II and its predecessor funds have invested in excess of $2 billion in approximately 50 transactions, making it the largest, specialized private equity investor focused on the financial services industry. Founded in 1998, the Fund is run by seven partners, and is managed by Capital Z Partners, LLC, a global alternative asset management organization with offices in New York, London and Hong Kong.


       This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements include statements regarding projected future revenues, EBITDA, net income/loss, and our business outlook. These statements are based on management's current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. The Company's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company's business, which include, but are not limited to: variations in consumer demand or acceptance; the willingness of lending institutions to offer their products over the Internet; further changes in the Company's relationships with existing banks, lender, and brokers (Lenders), companies, and/or strategic partners; the Company's ability to attract and integrate new lending companies and strategic partners; implementation of competing Internet strategies by existing and potential lending participants; implementation and acceptance of new product or service offerings, consumer lending industry regulation; competition in all aspects of the Company's business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.

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